Exhibit 99.1



      Ho Yang Resigns as CEO and Director of Nara Bancorp, Inc.
                and Nara Bank Effective March 15, 2006


    LOS ANGELES--(BUSINESS WIRE)--Feb. 16, 2006--Mr. Ho Yang submitted his resignation on February 15, 2006 as a member of the Board of Directors and as President and Chief Executive Officer of Nara Bancorp, Inc. (the "Company") and its subsidiary Nara Bank, which will be effective as of March 15, 2006.
    The Board intends to name an interim President and CEO shortly to serve after Mr. Yang's departure until a permanent President and CEO is found. During the transition period, the Board will also work closely with the executive management team to oversee key decisions being made at the Company.
    "We are initiating a search for a new CEO who can continue the progress we have made over the past year to strengthen the Company and lead us in our next phase of profitable growth," said Dr. Chong Moon Lee, Chairman of the Board of Nara Bancorp.

    About Nara Bancorp, Inc.

    Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 18 branches and 8 loan production offices in the United States and one liaison office in Seoul, Korea. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Colorado, Texas, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol "NARA."

    Forward-Looking Statements

    This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.


    CONTACT: Financial Relations Board
             Tony Rossi, 310-854-8317 (Investor Relations) trossi@financialrelationsboard.com